[Letterhead for Radin Glass & Co., LLP]


January 28, 2004


Securities and Exchange Commission Mail Stop 11-3 450 5th Street, N.W. Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Powerchannel, Inc.'s Form 8-K dated January 26, 2004, and we agree with the statements made therein.

Yours truly,

/s/ Radin Glass & Co., LLP
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    Radin Glass & Co., LLP